EXHIBIT 10(v)(ii)

AMENDMENT NO. 1
TO THE
HARSCO CORPORATION
1995 NON-EMPLOYEE DIRECTORS' STOCK PLAN

Harsco Corporation hereby adopts this Amendment No. 1 to the Harsco Corporation Non-Employee Directors’ Stock Plan (As Amended and Restated January 27, 2004) (the “Plan”), effective as of December 31, 2008.  Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.

I.

The last two sentences of Section 7(a) of the Plan are hereby amended to read as follows:

“Such Restricted Stock Units shall be settled as promptly as practicable following the Participant’s separation from service, but in no event more than 60 days after such separation from service.  No acceleration of the settlement will be permitted. ”

II.

Section 8(a) of the Plan is hereby amended in its entirety to read as follows:

“(a)  Elections.  Each director who elects to receive fees in the form of Stock (the 'Stock Election') or defer fees in the form of Deferred Stock earned during any calendar year (the 'Deferral Election', and together with the Stock Election, the 'Elections') must file an irrevocable written Election with the Secretary of the Company no later than December 31 of the preceding year.  A newly-appointed director shall be eligible to file an Election with the Secretary of the Company not later than 30 days of his or her appointment to the Board of Directors and any such Deferral Election shall be effective only with regard to the amount of fees earned during the calendar year following the filing of the Deferral Election as determined pursuant to the pro-ration method permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the 'Code').   The Elections made pursuant to this Section 8(a) shall be irrevocable with respect to those fees to which such Elections pertain and shall also apply to fees payable in future calendar years unless the director terminates or modifies such Election with respect to a future calendar year by filing a new Election before the first day of the calendar year with respect to which the Election is to become effective.  Such new Election shall likewise continue in effect and apply to future calendar years until similarly changed.  The Elections must specify the following:

(i)	A percentage, not to exceed an aggregate of 100% of the Participant’s fees, to be received in the form of Stock or deferred in the form of Deferred Stock under the Plan;

(ii)
In the case of a Deferral Election and to the extent permitted by the Board according to Section 9(a), whether dividend equivalents on Deferred Stock credited to the Participant’s deferral account will be paid directly to the Participant in cash or credited to his or her deferral account in cash or deemed to be reinvested in additional Deferred Stock; and

(iii)
On his or her Deferral Election, the Participant shall also make a payment election (the 'Payment Election') with respect to the deferred amounts subject to such Deferral Election by specifying the time period permitted under Section 409A of the Code during which the settlement of the Deferred Stock will be deferred.  A Participant's Payment Election shall also specify the form of payment permitted under Section 409A elected by the Participant with respect to the Deferred Stock.

In the event directors’ fees are increased during any year, a Participant’s elections in effect for such year will apply to the amount of such increase. ”

III.

The last sentence of Section 9(a) of the Plan is hereby amended in its entirety to read as follows:

“To the extent pemitted under Section 409A of the Code, the Secretary may, in his discretion, delay the timing of any conversion of dividend equivalents into additional Restricted Stock Units or Deferred Stock in order that such transactions take place at the same time as other transactions reportable under Section 16 of the Exchange Act, to promote administrative efficiency in filing Form 4s with the Securities and Exchange Commission.”

IV.

Section 10 of the Plan is hereby amended by adding the following new sentence at the end thereof:

“Notwithstanding the foregoing, no adjustments shall be made under this Section 10: (a) with respect to awards that are considered ‘deferred compensation’ within the meaning of Section 409A of the Code unless such adjustments are made in compliance with the requirements of Section 409A of the Code, and (b) with respect to awards that are not considered ‘deferred compensation’ subject to Section 409A of the Code to the extent that such adjustments would cause such awards to be subject to Section 409A of the Code.”

V.

The Plan is hereby amended by inserting the following new Section 14 immediately after Section 13 thereof:

 “14.   Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any awards granted hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants.  This Plan and any awards granted hereunder shall be administered in a manner consistent with this intent.  Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and awards granted hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and awards granted hereunder (i) may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates and (ii) may not be substituted or replaced by any amount payable by the Company or any of its affiliates to a Participant or for a Participant’s benefit under this Plan or otherwise.  Any Participant elections to defer the payment of awards under the Plan shall be made in compliance with the requirements of Section 409A of the Code.

(c) For purposes of the Plan, 'separation from service' shall mean a separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h) or any successor provisions) with the Company and any member of its controlled group.

(d) If, at the time of a Participant’s separation from service, (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code), and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day of the seventh month following such separation from service.

(e) Notwithstanding any provision of this Plan and awards granted hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary to avoid the imposition of taxes or penalties under Section 409A of the Code.”

EXECUTED effective as of December 31, 2008.

HARSCO CORPORATION

By:	/S/ Mark E. Kimmel
Name: Mark E. Kimmel
Title: Senior Vice President
Chief Administrative Officer
General Counsel & Corporate Secretary